Exhibit 10.1

AGREEMENT

between

American Bank Note Holographics, Inc. (“ABNH”)

and

VISA International Service Association (“VISA”)

A. RECITALS

1.	ABNH has been an authorized supplier of holograms for VISA cards since 1984.

2.	VISA and ABNH (collectively hereinafter the “Parties”) signed a VISA International Holographic Magnetic Stripe Tape Manufacturing Approval Agreement dated April 8, 2005, inter alia obliging ABNH to manufacture holographic magnetic stripe tape (“HMS”) bearing the trade or service marks of VISA (“HMS Manufacturing Agreement”).

3.	Pursuant to the HMS Manufacturing Agreement, between September 2005 and March 2006, approximately 32 million VISA cards with HMS were manufactured and then issued worldwide, and an additional approximately 68 million VISA cards with HMS were manufactured.

4.	VISA advised members to stop the production and issuance of any VISA cards with the HMS as of March 14, 2006, and recommended alternative design options.

5.	On November 7, 2006, VISA terminated the HMS Manufacturing Agreement.

6.	In an effort to resolve claims of damages by both VISA and ABNH arising from the HMS Manufacturing Agreement, and with a view of preserving the business relationship between ABNH and VISA, the parties have agreed to a mutual release of all claims arising from the HMS Manufacturing Agreement with the terms set forth below.

B. AGREEMENT: For good and valuable consideration and for the mutual covenants and conditions set forth herein, the Parties agree to the following (the “Agreement”):

1.

Mutual Release: Except for the obligations specifically set forth in this Agreement, ABNH and VISA, for themselves and their respective agents, servants, members, parent companies, subsidiaries, affiliates, officers, directors, stockholders, attorneys, insurers, representatives, partners (either limited or general), predecessors in interest, assigns, and successors do hereby forever release, acquit, and fully discharge each other and each of their respective agents, servants, members, spouses, employees, parent companies, subsidiaries, officers, directors, stockholders, attorneys, insurers, representatives, partners (either limited or general), predecessors in interest, assigns, and successors of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims (including, but not limited to, claims for attorneys’ fees, costs, and sanctions), damages, demands, losses, costs, or expenses of any nature, character, description, either direct or consequential, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which they may have now, may have had at any time heretofore, or may have at any time hereafter, arising from, resulting from, or related to the HMS Manufacturing Agreement (the “Released Claims”).

2.	With respect to the releases contained in section B.1 above, the Parties expressly acknowledge and agree that they are general in nature and as broad as may be granted under applicable law and that this Agreement fully and finally settles and forever resolves all of the Released Claims between ABNH and VISA, even those which are unknown, unanticipated or unsuspected, or those which may hereafter arise as the result of the Parties’ alleged wrongful conduct prior to entry into this Agreement related in any way to the Released Claims. Upon the advice of legal counsel, the Parties hereby expressly waive all benefits and protections under Section 1542 of the Civil Code of California, as well as under any other statutes, legal decisions or common law principles of similar effect to the extent that such benefits or protections may contravene the provisions of this Agreement. Section 1542 of the Civil Code of California states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.	As additional consideration for releases contained in B.1 above, the parties agree to the following:

a.	ABNH intends to continue to supply the Dove and the Mini Dove holograms to Visa-approved card manufacturers for as long as Visa continues to permit or require the Dove or Mini Dove on VISA cards.

b.

VISA intends to continue to authorize ABNH as a supplier of the Dove and Mini Dove for as long as VISA permits or requires the Dove or Mini Dove to be placed on VISA cards to the extent that ABNH continues to meet the specifications for the Dove or Mini Dove and provided ABNH continues to meet the requirements applicable to Visa-approved suppliers, as set forth in Exhibit A to this Agreement

c.	VISA may at its sole discretion replace the Dove or Mini Dove with a different hologram or similar device, including a holographic magnetic stripe (“New Device”) on VISA cards to be issued in the future. In the event that Visa decides to develop or use a New Device for VISA cards, VISA has the sole discretion to determine who will create the New Device which could be ABNH, VISA itself, or another entity. If ABNH originates the New Device for VISA, ABNH shall supply a master plate to any additional supplier of VISA’s choosing at no charge so that both ABNH and any additional supplier can produce the New Device for VISA cards. If a supplier other than ABNH originates the New Device, VISA intends to consider ABNH as a secondary supplier to produce the New Device for VISA cards, provided that ABNH has the ability to meet VISA’s specifications for the New Device.

d.	Section B.3.c above is subject to the execution of a commercially reasonable and mutually acceptable agreement between ABNH and VISA.

e.	ABNH and VISA will work together to develop a mutually agreeable method for the secure destruction of the VISA HMS materials currently in ABNH’s possession.

C. General Provisions

1.	The Parties understand and agree that this Agreement is entered into in compromise of a dispute between the Parties, that the releases given herein are not to be construed as an admission of liability on the part of either party, that the Parties deny any liability on their respective parts and that the Parties by entering into this Agreement do so merely to avoid costly and lengthy litigation and to preserve the existing business relationship.

2.	The Parties represent and acknowledge that in executing this Agreement they did not rely and have not relied upon any representation or statement made by the other or by any of the other’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

3.

The Parties agree not to divulge the terms of this Agreement to any third parties, other than their respective attorneys or financial advisors (who in turn shall not divulge its contents to others), without the express consent of the other party, except the parties agree that either party can file this agreement with the Securities and Exchange Commission if required under the applicable laws and regulations. The Parties may divulge the contents of this Agreement if compelled by a valid subpoena or as otherwise required by law, but in any case only after providing the other party with prior written notice as soon as practicable and with reasonable opportunity to contest such subpoena or other requirement.

4.	Each party shall bear its own costs in connection with the negotiation and drafting of this Agreement.

5.	This Agreement shall be binding upon the Parties and upon their successors and assigns, and shall inure to the benefit of said parties and each of them and to their successors and assigns. VISA and ABNH each warrants that it has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

6.	This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

7.	Neither of the Parties to this Agreement shall be deemed to be the author of this Agreement nor any specific term, provision or condition herein. Any ambiguities shall be resolved, and the terms, provisions and conditions of this Agreement shall be construed and interpreted, without regard to which party may have suggested, drafted, revised or otherwise authored this Agreement or any of its specific terms, provisions or conditions, and this Agreement shall be construed and interpreted as if drafted jointly by each of the Parties hereto.

8.	The Parties to this Agreement hereby confirm and admit that they have read and/or understand this Agreement and that they have been fully advised and represented by counsel with respect to this Agreement and all negotiations giving rise to it, and that they have fully discussed this Agreement and all of its terms, consequences and ramifications with their respective counsel.

9.	This Agreement may not be changed, altered or modified except in writing signed by each party to this Agreement.

10.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. This Agreement shall be construed and governed under the laws of the State of California.

11.

The parties agree that any and all disputes, controversies or claims arising out of or relating in any way to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. A demand for arbitration must be made in writing and in accordance with the JAMS International Arbitration Rules, within the applicable statute of limitations period. The tribunal will consist of three arbitrators, selected in accordance with the JAMS International Arbitration Rules. The place of arbitration will be

San Francisco County, California, United States. The language to be used in the arbitral proceedings will be English. Both Parties have the right to be represented by counsel at arbitration. Each party is responsible for paying the fees of its own attorneys, subject to any remedies which may be provided by law. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

12.	This Agreement may be executed in counterparts, and all such executed counterparts together shall constitute one original Agreement which shall be binding on each party to this Agreement.

13.	ABNH shall not make or cause to be made any oral or written statements which can reasonably be regarded as reflecting negatively on Visa or its products. Nothing contained herein, however, shall prevent ABNH from producing documents, or providing truthful testimony, pursuant to a lawful subpoena or an order of a court of competent jurisdiction on any subject matter.

14.	VISA shall not make or cause to be made any oral or written statements which can reasonably be regarded as reflecting negatively on ABNH or its products. Nothing contained herein, however, shall prevent VISA from producing documents, or providing truthful testimony, pursuant to a lawful subpoena or an order of a court of competent jurisdiction on any subject matter.

15.	Notices. Any notice required or permitted to be given under this Agreement shall be delivered personally, or with a reputable overnight carrier, addressed as follows:

If to ABNH:	Mr. Kenneth Traub
President and Chief Executive Officer
American Bank Note Holographics, Inc.
2 Applegate Drive
Robbinsville, NJ 08691

If to VISA:	Mr. John Elkins
Executive Vice President
Visa International
P.O Box 8999
San Francisco, CA 94128-8999

or to such other address as a Party may from time to time specify in writing to the other Parties in accordance with the terms hereof.

Robbinsville, New Jersey; June 26, 2007	San Francisco, California; July 18, 2007
Place, date	Place, date

On behalf of ABNH:	On behalf of VISA:

/s/ Kenneth Traub	/s/ John Elkins
Kenneth Traub	John Elkins

EXHIBIT A

1.	Definitions. As used in this Exhibit, the following capitalized terms have the meanings given to them below:

1.1. “Confidential Information” means any data or information provided or made available by or on behalf of Visa, any Visa Affiliate or any Visa member institution to Supplier and/or any of its Personnel in connection with this Agreement to the extent that such data or information: (a) is marked as confidential or proprietary; (b) is otherwise identified orally or in writing as confidential or proprietary; or (c) should reasonably be understood to be confidential in nature. Without limiting the generality of the preceding sentence, the term “Confidential Information” includes without limitation all terms and conditions of this Agreement.

1.2. “Full-Size Dove Hologram” mean a security hologram featuring the image of a dove in flight with the nominal dimensions of 20.83mm” by 15.88mm with a corner radius of 1.599mm”

1.3. “Mini-Dove Hologram” means a security hologram featuring the image of a dove in flight with the nominal dimensions of 16.16mm” by 12.31mm with a corner radius of 2.46mm”

1.4. “Visa Affiliate” means any Visa subsidiary or affiliate, including without limitation, Visa U.S.A. Inc., Visa Canada Association, Visa Europe Ltd., Visa Europe Services, Inc., Visa International Service Association, Inovant LLC or a respective subsidiary or affiliate of any of the foregoing and each of their respective directors, officers, employees, agents and affiliates.

1.5. “Intellectual Property Rights” means any and all of the following, arising in any jurisdiction in the world: (a) patents, patent applications, continuations, continuations-in-part, divisionals, renewals and reissuances; (b) copyrights; (c) trademarks, service marks, trade names and trade dress; (d) trade secrets; (e) design rights; (f) data rights; (g) mask work rights; (h) moral rights; (i) foreign equivalents of any of the foregoing; (j) any other intellectual property rights; (k) registrations of, and applications for, any of the foregoing; and (l) the right to sue for any present and/or past violation, infringement or misappropriation of any of the foregoing.

1.6. “Key Controls” means the operational and security standards adopted by Visa, as such standards may be amended by Visa from time to time. Key Controls are Confidential Information.

1.7. “Personnel” means a party’s employees, agents, consultants, contractors and subcontractors, together with the personnel of any of the foregoing.

1.8. “Services” means the services performed by or on behalf of Supplier under this Agreement.

1.9. “Supplier Affiliate” means any entity that now exists or that is hereafter created that directly or indirectly controls, is controlled by or is under common control with Supplier, where “control” refers to the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of an entity, whether through beneficial ownership of securities or other equity interests, by contract or otherwise.

1.10. “Visa Approved Card Manufacturer’ means a manufacturer of payment cards that has been authorized by Visa to produce Visa-branded payment cards.

1.11. “Visa Dove Holograms” means the Full-Size Dove Hologram and Mini-Dove Hologram security holograms featuring the image of a dove in flight.

2.	Production Samples of Visa Dove Holograms. Upon Visa’s request, Supplier will provide to Visa randomly selected samples of an amount of 1000 each of Full-Size Dove Holograms and Mini-Dove Holograms taken from a production run as specified by Visa. Visa at its discretion shall review the sample Full-Size Dove Holograms and Mini-Dove Holograms for the purposes of quality control inspection.

3.	Plant Security Standards. The plant security standards contained in the Visa International Security Validation Requirements for Card Vendors manual (“Manual”) set the minimum security and integrity processing standards to be maintained by Supplier as applicable during the term of this Agreement. Supplier warrants and represents that during the term of this Agreement it will, at a minimum, maintain the security controls, production standards, and transportation standards set forth in said Manual as applicable, the contents of which are incorporated by reference herein, unless and then only to the extent excused by Visa in a written waiver.

4.	Security Inspections. Supplier authorizes Visa to designate a representative(s) to inspect Supplier’s facilities where Visa Dove Holograms are manufactured and/or stored during normal business hours, with advance notice in written form, to ensure, among other things, that Supplier is complying with the Manual as applicable, transportation requirements, background investigation checks, and standards of professional conduct as set forth herein. Supplier shall cooperate fully with such representative(s) in the conduct of such inspection. The inspections shall be carried out in compliance with Supplier’s security rules. Visa shall provide Supplier with the name and the passport number/ID-document-number of the respective representative in advance. On Supplier’s request, any inspections according to this Section shall be subject to the prior execution of a Non Disclosure Agreement between Supplier and Visa.

5.	Audit Rights. Supplier shall allow Visa or its designated agent access with advance notice in written during normal business hours during the term of this Agreement and for six (6) months thereafter to perform audits of Supplier’s facilities, operations and records relating to Services to determine whether Supplier is in compliance with this Agreement, and adherence to Key Controls, as described in paragraph 6 below. Supplier shall also provide Visa or its designated agent during normal business hours with books, records and supporting documentation adequate to evaluate Supplier’s performance. The audits shall be carried out in compliance with Supplier’s security rules. Visa shall provide Supplier with the name and the passport number/ID-document-number of the respective persons who will perform audits in advance. On Supplier’s request, any audits according to this Section shall be subject to prior conclusion of a Non Disclosure Agreement between Supplier and the respective person.

6.	Key Controls. When handling Visa information, Supplier will comply with Visa’s Key Controls.

7.	Insurance. The coverage required to be procured and maintained by Supplier under this provision includes the following, together with any additional coverage that may be required under any other exhibit to this Agreement:

7.1.1.	Statutory Workers Compensation, as required by applicable law;

7.1.2.	Employment Practices Liability, with a minimum limit of one million dollars ($1,000,000) or other currency equivalent;

7.1.3.	Commercial General Liability, including Advertising Injury, Personal Injury, Products Liability, Completed Operations Liability, and Contractual Liability, on an occurrence basis, with the following minimum limits for bodily injury and property damage: one million dollars ($1,000,000) per occurrence, and two million dollars ($2,000,000) annual aggregate or equivalent in other currency; such coverage should include worldwide territory and respond to claims brought in the United States of America with an umbrella policy in the amount of twenty-five million dollars ($25,000,000);

7.1.4.	Commercial Automobile Insurance, including owned, leased, hired or non-owned vehicles with minimum limits of one million dollars ($1,000,000) each accident or equivalent in other currency for bodily injury and property damage;

7.1.5.	Insurance covering fraud, theft, forgery, alteration, mysterious disappearance and destruction, with a minimum limit of one million dollars ($1,000,000) each loss and annual aggregate;

7.1.6.	Professional Liability for negligent acts, errors or omissions in connection with the Services provided under this Agreement, with a minimum limit of one million dollars ($1,000,000) each claim and annual aggregate (or equivalent in other currency); such coverage should include worldwide territory and respond to claims brought in the United States of America; and

7.1.7.	Such other coverage, if any, as Supplier may be required to maintain pursuant to applicable laws and regulations.

7.2.	Supplier shall cause Visa and the Visa Affiliates to be included as Additional Insureds (or Principals) under the Commercial General Liability coverage described in 7.1.3 above for any claims, liability and losses actually or allegedly arising out of or in connection with the Services.

7.3.	Certificates. Supplier shall furnish one or more certificates, satisfactory to Visa, from each insurer evidencing that the coverage required by this Section is in full force and effect in compliance with the provisions of this Section. Each such certificate shall state the relevant policy number(s), date(s) of expiration and limits of coverage, and shall further state that such coverage shall not be canceled or materially changed until the expiration of at least thirty (30) days after written notice of such cancellation or change has been received by Visa. Supplier shall cause such certificates to be sent such address as may be specified by Visa from time to time.

7.4.	Subcontracting. If Supplier subcontracts any Services in accordance with the provisions of this Agreement, Supplier shall cause each applicable Subcontractor to procure and maintain the insurance coverage required by this Section 7, fully in accordance with the provisions of this Section.

7.5.	Waiver of Subrogation. Supplier agrees to waive any right of subrogation against Visa and the Visa Affiliates for any death or injury to Supplier’s Personnel, arising out of or in connection with Supplier’s performance of the Services. Further, Supplier shall ensure that the Workers’ Compensation/Employers’ Liability insurers providing the coverage required by this Section 7.1.1 and 7.1.2, agree to waive subrogation against Visa and the Visa Affiliates, for any claims arising out of or in connection with Supplier’s performance of the Services.

8.	Return or Destruction. Upon the earliest of: (a) the termination or expiration of this Agreement; or (b) Visa’s demand, Supplier shall promptly return to Visa all Visa property and all Confidential Information. Alternatively, if so directed by Visa, Supplier shall destroy all Confidential Information, and all copies thereof, in Supplier’s possession or control, and shall provide a certificate signed by an officer of Supplier that certifies such destruction in detail acceptable to Visa.

9.	Revocation. Visa may temporarily or permanently revoke Supplier’s right to manufacture Visa Dove Holograms for any or all Visa Approved Card Manufacturers upon the occurrence of any of the following:

a.	Supplier’s actual merger, consolidation, change of control or financial condition which creates, in Visa’s opinion, unreasonable potential for damage or financial loss to Visa or its Visa Approved Card Manufacturers if the manufacture of Visa Dove Holograms, possession of Visa Dove Holograms, and/or possession of materials necessary to manufacture Visa Dove Holograms were to continue.

b.	Supplier fails in Visa’s opinion, to maintain sufficient quality control standards to enable Supplier to comply with the Hologram Specifications attached as exhibit B.

c.	Supplier does not maintain security and audit integrity processing controls consistent with the Manual as applicable or if Visa agrees to alternative controls and procedures, Supplier does not maintain security controls consistent with such alternatives controls and procedures. Supplier is unable to maintain in force the insurance coverage provided for in this Agreement.

d.	VISA replaces the Dove or Mini Dove with a different hologram or similar device, including a holographic magnetic stripe on VISA cards to be issued in the future.

10.	Effect of Termination or De-Approval. Upon expiration or any termination of this Agreement: (a) Supplier shall return the Plates and all Confidential Information in accordance with the section 8 to Visa and an officer of Supplier shall certify in writing to Visa that Supplier has destroyed all Visa Dove Holograms that are remaining in Supplier’s inventory.

1.	Specifications for Visa Dove Holographic Foil

1.1.	Project Title:

1.1.1.	Visa Dove Holograms (Full Size and Mini-Dove)

1.2.	Product Numbers

1.2.1.	3082 Full Size Silver
1.2.2.	8344 Full Size Gold
1.2.3.	3756 Mini Silver
1.2.4.	3757 Mini Gold

1.3.	Holographic Image Description:

1.3.1.	The holographic image consists of a “Dove in flight”

1.4.	Product Description

1.4.1.	Fully metalized holographic silver or gold foil (as specified) with hot melt adhesive suitable for application to PVC, PET-G, PET, ISO or approved substrates or payment compliant cards using standard and approved methods and application equipment used in the card industry.

1.5.	Format for Delivery

1.5.1.	Core

1.5.1.1.	Core ID is nominally 3”
1.5.1.2.	Core width to be nominally 1.5” for Full and 1.3” for Mini Rolls to be provided in label copy position as required by Visa approved card manufacturers:

1.5.2.	Slitting

1.5.2.1.	Width to be 1.375” for Full and 1.199 for Mini +/- 0.015”
1.5.2.2.	Telescoping should not exceed .020” from either side of the reel

1.5.3.	Registration:

1.5.3.1.	Each image shall include a diffractive registration block which acts as a target for application equipment.

1.5.4.	Roll Quantity and Numbering

1.5.4.1.	Each roll shall be a minimum 25,000 images
1.5.4.2.	Holographic Images are sequentially numbered for inventory purposes for the end user (card manufacturer).
1.5.4.3.	Each roll shall be uniquely identified by manufacturer lot number and roll number.

1.5.5.	Splices

1.5.5.1.	Maximum of 3 per roll
1.5.5.2.	Splices will be made as butt splices

1.6.	Inspection Methods and Criteria

1.6.1.	All visual inspections are to be done with the naked eye

1.6.2.	All viewing will take place with direct overhead lighting under normal white fluorescent lighting conditions 550-750 lux or equivalent

1.6.3.	Visa Quality Assurance Standard Chart is to be used by the card manufacturers as guidance for acceptance of holographic image imperfections such as spots, mottle, and haze

1.6.4.	Repeating or continuous imperfections which are apparent with the naked eye are not acceptable

1.6.5.	When properly applied to the card, the Visa hologram cannot be lifted intact off the card without destroying the hologram. A tape or other similar industry test shall be used for testing adhesion such that the Visa hologram cannot be removed or lifted off the card and reapplied to another subsequent card.

1.6.6.	The configuration and adhesive qualities of the Visa dove hologram must be able to withstand exposure to ambient temperatures and conditions throughout the world.

1.6.7.	The configuration and adhesive qualities of the Visa dove hologram must be able to sustain prolonged contact with the materials normally used to store Visa cards, such a vinyl polyethylene and paper.

1.6.8.	The hologram shall be resistant to wear and tear as will occur during normal use of a payment card.

VISA QA STANDARD CHART

GENERAL RULES

Repeating or continuous defects which are apparent at first glance are generally unacceptable. Single occurrences not more than one in hundred feet are acceptable. Defects apparent only upon close scrutiny are generally acceptable.	Revision: June 13, 2007